UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.
Commission File Number: 0-21213

LCC INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
7900 West Park Drive, Suite 315-A, McLean, Virginia 703-873-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Class A Common Stock, par value $0.01 per share
(Title of each class of securities covered by this Form)
None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4(a)(1)    ☑
Rule 12g-4(a)(2)    ☐
Rule 12h-3(b)(1)    ☐
Rule 12h-3(b)(2)    ☐
Rule 15d-6              ☐
Approximate number of holders of record as of the certification or notice date: 199
Pursuant to the requirements of the Securities Exchange Act of 1934, LCC INTERNATIONAL, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
Date: December 9, 2008

LCC INTERNATIONAL, INC.
By:	/s/ Kenneth Young
Kenneth Young
President and Chief Executive Officer